UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 20, 2018

Sunrun Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37511	26-2841711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
595 Market Street, 29th Floor
San Francisco, California 94105
(Address of principal executive offices, including zip code)
(415) 580-6900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement
On December 20, 2018 (the “Closing Date”), Sunrun Inc.’s (“Sunrun”) indirectly wholly-owned subsidiary, Sunrun Athena Issuer 2018-1, LLC (“Sunrun Athena”), completed an issuance of Solar Asset Backed Notes (the “Transaction”).
Sunrun Athena issued Solar Asset Backed Notes, Series 2018-1, Class A (the “Class A Notes”) in an aggregate principal amount of $322,000,000 at an issue price of $317,250,770, representing an original issue discount of approximately 1.47%.  The Class A Notes bear interest at a rate of 5.31% and have a rated final maturity of April 30, 2049.
The Class A Notes may only be acquired by persons who are either (i) qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) not U.S. Persons (as defined in Regulation S under the Securities Act (“Regulation S”)) in offshore transactions in reliance on Regulation S.  The Class A Notes have been rated A- (sf) by Kroll Bond Rating Agency, Inc.
The Collateral
 The Class A Notes were issued by Sunrun Athena pursuant to an Indenture (the “Indenture”), dated as of the Closing Date, between Sunrun Athena and Wells Fargo Bank, National Association (“Indenture Trustee”), as indenture trustee.
 The Class A Notes are secured by, and payable solely from the cash flow generated by, the managing membership interests that are wholly-owned by Sunrun Athena. Each managing member owns an interest in a project company. Each project company owns (or, in the case of one such project company, leases) a pool of photovoltaic systems and related leases and power purchase agreements and ancillary rights and agreements that were originated (or in certain circumstances acquired) by Sunrun.  With the exception of one project company (which is indirectly wholly-owned by Sunrun Athena), each project company is jointly owned with a third party investor.
 Sunrun (in such capacity, the “Transaction Manager”) will act as transaction manager pursuant to the terms of a Transaction Management Agreement between Sunrun and Sunrun Athena.  The Transaction Manager will be required to provide certain administrative, collection and other management services for Sunrun Athena and in respect of the managing members owned by Sunrun Athena.
Events of Default and Amortization Events
 The Indenture contains events of default that are customary in nature for solar securitizations of this type, including (a) the non-payment of interest or principal, (b) material violations of covenants, (c) material breaches of representations and warranties and (d) certain bankruptcy events. An event of default will also occur with respect to the Class A Notes if they are not paid in full at their rated final maturity.  The Class A Notes are also subject to amortization events that are customary in nature for solar securitizations of this type, including (i) asset coverage ratios falling below certain levels, (ii) a debt service coverage ratio falling below certain levels and (iii) the failure to maintain insurance. The occurrence of an amortization event or an event of default could result in accelerated amortization of the Class A Notes, and the occurrence of an event of default could, in certain instances, result in the liquidation of the collateral securing the Class A Notes.
The description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, a copy of which Sunrun plans to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2018.

Use of Proceeds
Sunrun intends to use the proceeds from the sale of the Class A Notes for repayment of borrowings under existing credit facilities, for the payment of fees and expenses related to the Transaction and to fund reserves required pursuant to the Transaction.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information related to the Transaction described under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 7.01	Regulation FD.
On December 20, 2018, Sunrun issued a press release announcing the closing of the Transaction. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This information, including the information contained in the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of Sunrun’s filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Sunrun Inc., dated December 20, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRUN INC.

By:	/s/ Jeanna Steele
Jeanna Steele General Counsel

Date: December 20, 2018